Exhibit 99
                     BAYCORP HOLDINGS, LTD.
                1 New Hampshire Avenue, Suite 125
                 Portsmouth, New Hampshire 03801
            Phone (603) 766-4990  Fax (603) 766-4991


      BayCorp Reports Fourth Quarter 2004 Operating Results
 --------------------------------------------------------------

     February 17, 2005 --- BayCorp Holdings, Ltd. ("BayCorp") (AMEX: MWH) announced today its operating results for the fourth quarter ended December 31, 2004. BayCorp reported a net loss of $286,000, or approximately $0.51 per share, for the fourth quarter of 2004 as compared to a net loss of $1,505,000, or approximately $2.33 per share, for the fourth quarter of 2003.

     The decrease in net loss in the fourth quarter of 2004 as compared to the fourth quarter of 2003 was primarily attributable to the change in unrealized loss on the mark-to-market of the Company's firm forward long-term energy contract. The Company recorded a non-cash charge for a net unrealized loss of approximately $164,000 in the fourth quarter of 2004 as compared to a net unrealized loss of approximately $1,201,000 in the fourth quarter of 2003. The mark-to-market value of this long-term contract is based on current projections of power prices over the life of the contract. Forward power prices increased more significantly in the fourth quarter of 2003 as compared to the fourth quarter of 2004 primarily due to increases in the forward price of natural gas during those time periods. Power generating plants that use natural gas as a fuel source are increasingly on the margin and therefore are setting the forward price of power in the New England Power Pool ("NEPOOL"). Accordingly, the price of power in NEPOOL is highly dependent on the price of natural gas.

     On April 1, 2004, BayCorp's subsidiary, Great Bay Hydro Corporation ("Great Bay Hydro"), completed the acquisition of the Vermont generating facilities of Citizens Communications
Company.   The generating facilities include an operating
hydroelectric facility of approximately 4 megawatts located in Newport, Vermont and non-operating hydroelectric facilities in Troy and West Charleston, Vermont. Great Bay Hydro assumed immediate operating responsibility for these facilities and is using the output of the Newport plant as a physical hedge for a portion of BayCorp's contractual obligation to supply 9.06 megawatts through October 2010. Also in the second quarter of 2004, a recapitalization at HoustonStreet Exchange, Inc. ("HoustonStreet") was completed. As a result, BayCorp's ownership interest in HoustonStreet increased to 59.7% and the Company began consolidating HoustonStreet effective May 1, 2004. BayCorp held a minority ownership interest in HoustonStreet in the fourth quarter of 2003 and accounted for HoustonStreet under the equity method in 2003. In the fourth quarter of 2004, BayCorp announced that it had entered into agreements to develop natural gas and oil production wells in Nacogdoches County, Texas. Through its wholly-owned

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subsidiary, Nacogdoches Gas, LLC, the Company acquired an
approximate 10% working interest in two wells in the fourth quarter of 2004.

     Revenues increased approximately $612,000, or 60.8%, to $1,619,000 in the fourth quarter of 2004 as compared to $1,007,000 in the fourth quarter of 2003. This increase was attributable to Great Bay Hydro revenues of approximately $278,000, HoustonStreet revenues of approximately $231,000 and Nacogdoches Gas revenues of approximately $62,000 in the fourth quarter of 2004. There were no revenues from these companies in the fourth quarter of 2003. Operating expenses in the fourth quarter of 2004 increased approximately $497,000, or 37.3%, from $1,334,000 in the fourth quarter of 2003 to $1,831,000 in the fourth quarter of 2004. The increase in operating expenses in the fourth quarter of 2004 was primarily attributable to Great Bay Hydro expenses of approximately $217,000, HoustonStreet expenses of approximately $197,000 and Nacogdoches Gas expenses of approximately $45,800.

     For the twelve months ended December 31, 2004, BayCorp reported a net loss of approximately $2,538,000, or $4.34 per share, as compared to a net loss of approximately $4,168,000, or $1.72 per share, for the twelve months ended December 31, 2003.

     Operating revenues increased $1,537,000, or approximately 38.4%, to $5,538,000 for the twelve months ended December 31, 2004 as compared to $4,001,000 for the twelve months ended December 31, 2003. The increase in revenues in 2004 was primarily attributable to revenues of $759,000 from the sale of electricity generated by Great Bay Hydro, HoustonStreet revenues of approximately $629,000 and Nacogdoches revenues of approximately $62,000. There were no revenues from these companies in 2003.

     Operating expenses for the twelve months ended December 31, 2004 decreased approximately $515,000, or 7.3%, from $7,022,000 for the twelve months ended December 31, 2003 to $6,507,000 for the twelve months ended December 31, 2004. The reduction in operating expenses was primarily attributable to a decrease in administrative and general expenses in 2004 as compared to 2003. The Company has undertaken numerous cost savings measures that have reduced administrative and general expenses approximately $534,000, or 19.7%, to $2,171,000 for the twelve months ended December 31, 2004 as compared to $2,705,000 for the twelve months
ended December 31, 2003.   In 2003, the Company incurred
administrative and general costs related to the 2003 tender offer and other business planning activities, including legal, tax and other professional services.

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     The Company recorded a non-cash charge of approximately
$3,165,000 for the net unrealized loss on the mark-to-market of the Company's firm forward long-term energy contract for the twelve months ended December 31, 2004 as compared to a net unrealized loss of approximately $1,926,000 for the twelve months ended December 31, 2003. Forward power prices increased more significantly in the twelve months ended December 31, 2004 as compared to the same period in 2003 primarily due to increases in the forward price of natural gas during those time periods.

     Other income increased approximately $589,000, or 75.6%, from $779,000 for the twelve months ended December 31, 2003 to $1,368,000 for the twelve months ended December 31, 2004. This increase was primarily attributable to the final reconciliation and termination of certain escrow accounts that had been funded for potential closing adjustments and other costs specific to the Company's sale of its interests in the Seabrook Nuclear Power Plant in November 2002.

     The Company recognized an extraordinary gain of $278,000 in the twelve months ended December 31, 2004 upon the consolidation of HoustonStreet.

About BayCorp
-------------
     BayCorp Holdings, Ltd. is an unregulated holding company incorporated in Delaware. BayCorp currently has five wholly owned subsidiaries including Great Bay Power Marketing, Inc., which purchases and markets power on the open market, BayCorp Ventures, LLC, which serves as a vehicle for the Company's investments, Great Bay Hydro Corporation which was formed for the purpose of holding the generating facilities in Vermont acquired from the Vermont Electric Division of Citizens Communications Company, Nacogdoches Power, LLC, which was formed for the purpose of holding the Sterne Power Project and Nacogdoches Gas, LLC, which was formed for the purpose of holding natural gas and oil assets. As of May 1, 2004, BayCorp had a majority interest in HoustonStreet Exchange, Inc., which operates HoustonStreet.com, an independent internet-based crude oil and refined products trading exchange. Prior to May 1, 2004, BayCorp held a minority interest in HoustonStreet.

Forward Looking Statements
--------------------------
Any statements contained in this release regarding the Company's goals, strategies, and expectations are "forward-looking statements." No assurances can be given that the results in any forward-looking statements will be achieved and actual results could differ materially. Please review reports filed by BayCorp with the Securities and Exchange Commission for information and factors that could affect the Company's business.

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                             BAYCORP HOLDINGS, LTD.
                               STATEMENT OF INCOME
                                    (AUDITED)
            (Dollars in thousands, except shares and per share data)



                                          Three Months Ended     Twelve Months Ended
                                             December 31,            December 31,

                                            2004       2003        2004        2003
                                            ----       ----        ----        ----
Operating Revenues                         $1,619    $1,007      $5,538       $4,001
Operating Expenses                          1,831     1,334       6,507        7,022
                                          -------    -------    -------    ---------
Operating Loss Before Mark to Market
 of Energy Contracts                         (212)     (327)       (969)      (3,021)
Unrealized Loss on Energy Contracts           164     1,201       3,165        1,926
                                          -------   -------     -------    ---------
Operating Loss                               (376)   (1,528)     (4,134)      (4,947)
Other Income                                  111        23        1,368         779
                                          -------   -------      -------   ---------
Loss before
   Income Taxes, Minority Interest and
   Extraordinary Item                        (265)   (1,505)     (2,766)      (4,168)
Income Taxes                                   (6)        0         (19)           0
Minority Interest Income                      (15)        0         (31)           0
                                          -------   -------     -------    ---------
Net Loss before Extraordinary Item           (286)   (1,505)     (2,816)      (4,168)
Extraordinary Item - Gain on
  Consolidation of Subsidiary                   0         0         278            0
                                          -------   -------     -------    ---------
Net Loss                                    ($286)  ($1,505)    ($2,538)     ($4,168)
                                          =======   =======     =======    =========

Weighted Average Shares Outstanding -
  Basic and Diluted                       557,945   645,144     585,044    2,421,123
Basic and Diluted Net Loss Per Share
  before Extraordinary Item                ($0.51)   ($2.33)     ($4.81)      ($1.72)
Basic and Diluted Net Income Per
  Share - Extraordinary Item                    -         -       $0.47            -
Basic and Diluted Net Loss Per Share
                                           ($0.51)   ($2.33)     ($4.34)      ($1.72)


    As of December 31, 2004, there were 557,945 shares of common stock outstanding.

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